Exhibit A

                              FirstEnergy Corp.
                   76 South Main Street, Akron, Ohio 44308


                                 Certificate
                                 -----------


     Pursuant to the requirements of Rule 24 of the Public Utility Holding Company Act of 1935, the undersigned certifies that:

          A copy of certificate pursuant to Rule 24 related to FirstEnergy Corp.'s financing activities, for the period ended March 31, 2002, was filed with the state commissions having jurisdiction over the electric retail rates of the company's public utility subsidiary companies.

          The names and addresses of these state commissions are as follows:

              New Jersey Division of Energy
              Board of Public Utilities
              Two Gateway Center
              Newark, NJ 07102

              Commonwealth of Pennsylvania
              Public Utility Commission
              P.O. Box 3265
              Harrisburg, PA 17105-3265

              The Public Utilities Commission of Ohio
              180 E. Broad Street
              Columbus, Ohio 43215-3793


                                             FirstEnergy Corp.


August 28, 2002
                                By:        /s/ Harvey L. Wagner
                                    -------------------------------------
                                               Harvey L. Wagner
                                         Vice President, Controller
                                        and Chief Accounting Officer
                                        (Principal Accounting Officer)


Note: Pennsylvania Electric Company (Penelec) is also subject to retail rate ---- regulation by the New York Public Service Commission with respect to retail service to approximately 3,700 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.